For Immediate Release
Contact:
Megan Derkey
XRS Corporation
megan.derkey@xrscorp.com
952.707.5681

XXRS Corporation Appoints Michael Weber as Chief Financial Officer

MINNEAPOLIS, October 10, 2012- XRS Corporation (formerly Xata Corporation; NASDAQ: XRSC), the leader in mobile fleet optimization software, today announced that the company's board of directors has promoted and appointed Michael Weber to chief financial officer effective immediately.

Weber brings more than 25 years of finance expertise to his new role, with five years a member of XRS' finance team. Most recently, he served as XRS' vice president of finance responsible for corporate-wide financial planning and analysis, management of all Securities and Exchange Commission (SEC) and management reporting functions, and leading the day-to-day financial operations while focusing on process improvements throughout the organization. During his tenure at XRS, Weber has been instrumental in leading the successful acquisition and integration of two key acquisitions, GeoLogic Solutions, Inc. and Turnpike Global Technologies, resulting in subscriptions in excess of 114,000 and significant improvement to the company's strategic positioning in the trucking industry.

“Mike has been an integral part of our team since he joined XRS in 2007, and he has more than demonstrated his ability to lead our company's financial operations,” said Jay Coughlan, chairman and CEO. “His skill set will be invaluable as we transition XRS from a hardware-centric platform to our new mobile application format. We are pleased to promote Mike and know his financial and strategic expertise will help ensure that XRS remains on a strong path to meet our customers' and investors' expectations.”

Prior to joining XRS, Weber held the role of director of compliance and external reporting, controller at CNS, Inc. from 2001 to 2007. From 1999 to 2001, he held several key financial roles at Schwan's Sales Enterprises, Inc. Weber holds a bachelor of science degree in accounting/business from St. John's University in Collegeville, Minn. He also holds the designation of Certified Public Accountant (inactive).

About XRS Corporation
XRS Corporation (formerly Xata Corporation) delivers mobile compliance and fleet management software solutions to the trucking industry to maintain regulatory compliance and slash operating costs. XRS is leading the trucking industry's migration to mobile devices for collecting and analyzing compliance and management data. It is a low-cost and easy-to-install solution that runs on smartphones, tablets and rugged handhelds-- devices often owned by drivers, themselves. XRS has sales and distribution partnerships with the major wireless carriers in the U.S. and Canadian trucking industry.

Through XRS, fleet managers, dispatchers and drivers collect, sort, view and analyze data to help reduce costs, increase safety, attain compliance with governmental regulations, and improve customer satisfaction - all through their mobile devices.

For more information, visit www.xrscorp.com or call 1-800-745-9282.